Exhibit 99.1
TIME WARNER CABLE REPORTS
2009 SECOND-QUARTER RESULTS
NEW YORK, NY, July 29, 2009 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2009.
Time Warner Cable Chief Executive Officer Glenn Britt said: “I’m pleased with our second quarter financial results and, in particular, with our very strong free cash flow. Despite the tough economic environment, we continue to grow, unlike many other businesses. We generated over $1 billion of free cash flow in the first half of the year, which has enabled us to reduce the debt we incurred in our recent separation from Time Warner Inc., strengthening our balance sheet and driving returns for our shareholders.”
SECOND-QUARTER RESULTS
Revenues for the second quarter of 2009 increased 4% ($176 million) over the prior year quarter to $4.5 billion. Subscription revenues grew 6% ($235 million) to $4.3 billion. Video revenues rose 3% ($70 million) to $2.7 billion, driven by video price increases and continued growth in digital video subscribers partially offset by a year-over-year decrease in basic video subscribers (resulting, in part, from the sale of a group of small cable systems in December 2008) and premium channel subscribers. High-speed data revenues increased 9% ($91 million) to $1.1 billion, as a result of continued high-speed data subscriber growth. Voice revenues were up 19% ($74 million) to $471 million, reflecting growth in Digital Phone subscribers, partially offset by a decrease in average revenues per subscriber. Advertising revenues declined 25% ($59 million) to $174 million due to declines in most advertising categories.
Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 5% ($78 million) over the second quarter of 2008 to $1.7 billion, driven by revenue growth and a decline in marketing expenses, partially offset by higher video programming, employee and voice costs. Video programming expenses grew 7% ($62 million) to $1.0 billion, due to contractual rate increases and the expansion of service offerings, offset in part by lower costs resulting from a decline in basic video subscribers and a decline in subscriptions to premium channels. Employee costs were up 4% ($36 million), resulting primarily from increases in group medical insurance and pension expenses. Voice costs climbed 17% ($23 million) primarily reflecting growth in Digital Phone subscribers. Marketing expenses declined 15% ($23 million) to $128 million. Adjusted OIBDA for the second quarter of 2009 excludes restructuring costs of $7 million, separation-related “make-up” equity award costs of $2 million and a $2 million gain arising out of a post-closing working capital adjustment related to a fourth quarter of 2008 sale of cable systems. Adjusted OIBDA in the prior year period excludes an impairment loss of $45 million on the sale of cable systems and restructuring costs of $4 million.
Operating Income was up 20% ($144 million) over the second quarter of 2008 to $882 million, due to higher Adjusted OIBDA and lower depreciation and amortization expense ($24 million) as well as an impairment loss on sale of cable systems ($45 million) in the prior year quarter.

Net Income Attributable to TWC
For the second quarter of 2009, net income attributable to TWC was $316 million, or $0.90 per basic common share and $0.89 per diluted common share, compared to net income attributable to TWC of $277 million, or $0.85 per basic and diluted common share, for the second quarter of 2008.
Certain items in the second quarter of 2009 and 2008 affected comparability, including restructuring costs, separation-related costs, investment gains (losses) and gains (losses) on asset sales, as detailed in Note 2 to the accompanying financial statements. On an after-tax basis, these items reduced second-quarter 2009 and 2008 net income attributable to TWC by $7 million and $59 million, respectively, or $0.02 and $0.18 per basic and diluted common share, respectively. Excluding the impact of these items, net income attributable to TWC decreased for the second quarter of 2009 compared to the second quarter of 2008 due primarily to higher interest expense related to the debt incurred to fund the Company’s $10.9 billion special cash dividend paid in March 2009, partly offset by an increase in Operating Income and a decrease in net income attributable to noncontrolling interests.
Cash Provided by Operating Activities for the first six months of 2009 was $2.6 billion, an increase of $36 million over the first six months of 2008. This increase was primarily driven by higher Adjusted OIBDA and lower pension plan contributions offset partly by higher interest payments and a change in working capital requirements.
Capital Expenditures for the first six months of 2009 totaled $1.5 billion, a decrease of $179 million compared to the first six months of 2008, largely reflecting lower residential capital spending, particularly lower spending on customer premise equipment.
Adjusted OIBDA less Capital Expenditures for the first six months of 2009 was $1.6 billion, an increase of $360 million, or 28%, over the first six months of 2008, due to both higher Adjusted OIBDA and lower capital expenditures.
Free Cash Flow for the first six months of 2009 increased 28% to $1.0 billion from $806 million in the first six months of 2008, due mainly to lower capital expenditures and an increase in cash provided by operating activities. Free cash flow per diluted common share was $2.98 for the first six months of 2009 compared to $2.47 in the first six months of 2008.
Net debt and mandatorily redeemable preferred equity membership units, as of June 30, 2009, totaled $22.4 billion compared to $12.6 billion as of December 31, 2008, due to net borrowings to fund the Company’s special cash dividend payment in March 2009.
Table 1
Second Quarter Results
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	% Change	2009	2008	% Change
	(in millions)			(in millions)
Subscription revenues:
Video	$2,706	$2,636	3%	$5,373	$5,239	3%
High-speed data	1,123	1,032	9%	2,224	2,026	10%
Voice	471	397	19%	922	763	21%

Total Subscription revenues	4,300	4,065	6%	8,519	8,028	6%
Advertising revenues	174	233	(25%)	319	430	(26%)

Total revenues	$4,474	$4,298	4%	$8,838	$8,458	4%

Adjusted OIBDA	$1,652	$1,574	5%	$3,159	$2,978	6%

Capital expenditures	$760	$862	(12%)	$1,529	$1,708	(10%)

Adjusted OIBDA less Capital expenditures	$892	$712	25%	$1,630	$1,270	28%

Operating Income before Depreciation and Amortization	$1,645	$1,525	8%	$3,109	$2,927	6%

Operating Income	$882	$738	20%	$1,598	$1,374	16%

SUBSCRIBER UPDATE
Customer relationships were 14.7 million as of June 30, 2009. Primary service units (“PSUs”), which represent the total of all video, high-speed data and voice subscribers, totaled 26.2 million with net additions of 150,000 during the second quarter of 2009. Revenue generating units (“RGUs”) approached 35.0 million — reflecting net additions of 204,000 during the second quarter of 2009. Triple Play subscribers exceeded 3.3 million (almost 23% of total customer relationships), benefiting from 90,000 net additions during the second quarter of 2009. Nearly 56% of customers received bundled services as of June 30, 2009.
Table 2
Selected Subscriber and Penetration Data

		Net
		Additions
	3/31/09	(Declines)(a)	6/30/09
		(in thousands)
Subscriber Data:
Video subscribers(b)	13,105	(57)	13,048
Residential high-speed data subscribers(c)(d)	8,669	88	8,757
Commercial high-speed data subscribers(c)(d)	283	6	289
Residential Digital Phone subscribers(d)(e)	3,913	103	4,016
Commercial Digital Phone subscribers(d)(e)	38	10	48

Primary service units(f)	26,008	150	26,158
Digital video subscribers(g)	8,748	54	8,802

Revenue generating units(h)	34,756	204	34,960

Single play subscribers(i)	6,564	(81)	6,483
Double play subscribers(j)	4,854	(20)	4,834
Triple play subscribers(k)	3,245	90	3,335

Customer relationships(l)	14,663	(11)	14,652

Penetration Data:
Video(m)			48.4%
High-speed data(n)			33.7%
Digital Phone(o)			15.4%
Digital video(p)			67.5%
Double play(q)			33.0%
Triple play(r)			22.8%
Bundled(s)			55.8%
Customer relationships(t)			54.3%

(a)	Net additions (declines) reflect subscriber activity for each period other than subscriber changes resulting from acquisitions, dispositions or exchanges during any given quarter of cable systems that, in the aggregate, served more than 5,000 video subscribers.
(b)	Video subscriber numbers reflect billable subscribers who receive at least basic video service.
(c)	High-speed data subscriber numbers reflect billable subscribers who receive Road RunnerTM high-speed data service or any of the other high-speed data services offered by the Company.
(d)	The determination of whether a high-speed data or Digital Phone subscriber is categorized as commercial or residential is generally based upon the type of service provided to that subscriber. For example, if the Company provides a commercial service, the subscriber is classified as commercial.
(e)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.
(f)	Primary service unit numbers represent the total of all video, high-speed data and voice subscribers.
(g)	Digital video subscriber numbers reflect billable video subscribers who receive any level of video service at their dwelling or commercial establishment via digital transmissions.
(h)	Revenue generating unit numbers represent the total of all video, digital video, high-speed data and voice subscribers.
(i)	Single play subscriber numbers reflect customers who subscribe to one of the Company’s primary services.
(j)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services.
(k)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services.
(l)	Customer relationships represent the number of subscribers who receive at least one of the Company’s primary services. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.
(m)	Video penetration represents video subscribers as a percentage of the estimated number of video service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines (“passings”).
(n)	High-speed data penetration represents total residential and commercial high-speed data subscribers as a percentage of the estimated number of high-speed data service-ready passings.
(o)	Digital Phone penetration represents total residential and commercial Digital Phone subscribers as a percentage of the estimated number of Digital Phone service-ready passings.
(p)	Digital video penetration represents digital video subscribers as a percentage of video subscribers.
(q)	Double play penetration represents double play subscribers as a percentage of customer relationships.
(r)	Triple play penetration represents triple play subscribers as a percentage of customer relationships.
(s)	Bundled penetration represents total double play and triple play subscribers as a percentage of customer relationships.
(t)	Customer relationships penetration represents customer relationships as a percentage of the estimated number of video service-ready passings.

Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA and Free Cash Flow
Operating Income (Loss) before Depreciation and Amortization is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Operating Income (Loss) before Depreciation and Amortization as Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets. The Company also evaluates the performance of its business using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, merger-related and restructuring costs and costs associated with equity awards granted to offset the reduction in value as a result of the Company’s separation from Time Warner Inc. (“Time Warner”) of Time Warner equity awards held by TWC employees (“Separation-related “make-up” equity award costs”) (referred to herein as “Adjusted OIBDA”). Management utilizes Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA because it believes these measures provide valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net. Similarly, management uses Adjusted OIBDA less Capital Expenditures to evaluate the performance of its business because it reflects management’s capital spending decisions. In this regard, Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are significant components of measures used in the Company’s annual incentive compensation programs.
A limitation of Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales, any impairment charge related to goodwill, intangible assets and fixed assets, merger-related and restructuring costs or Separation-related “make-up” equity award costs. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of these measures is that they do not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA related to noncontrolling interests, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income (loss) attributable to TWC and net income (loss) attributable to TWC per common share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, cash paid for other intangible assets, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. Time Warner Cable serves more than 14 million customers who subscribe to one or more of its video, high-speed data and voice services. Time Warner Cable Business Class offers a suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Time Warner Cable Media Sales, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions that are targeted and affordable. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com and www.twcmediasales.com.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Wednesday, July 29, 2009. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2009	2008
		(recast)
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$528	$5,449
Receivables, less allowances of $112 million and $90 million as of June 30, 2009 and December 31, 2008, respectively	617	692
Receivables from affiliated parties	—	161
Deferred income tax assets	142	156
Prepaid expenses and other current assets	306	201

Total current assets	1,593	6,659
Investments	911	895
Property, plant and equipment, net	13,557	13,537
Intangible assets subject to amortization, net	390	493
Intangible assets not subject to amortization	24,091	24,094
Goodwill	2,103	2,101
Other assets	127	110

Total assets	$42,772	$47,889

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$355	$546
Deferred revenue and subscriber-related liabilities	170	156
Payables to affiliated parties	40	209
Accrued programming expense	712	530
Other current liabilities	1,551	1,432

Total current liabilities	2,828	2,873
Long-term debt	22,626	17,727
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	8,515	8,193
Other liabilities	582	522
TWC shareholders’ equity:
Class A common stock, $0.01 par value, 0 shares and 300.7 million shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	—	3
Class B common stock, $0.01 par value, 0 shares and 25.0 million shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.01 par value, 352.4 million shares and 0 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	4	—
Paid-in capital	9,774	19,514
Accumulated other comprehensive loss, net	(459)	(467)
Accumulated deficit	(1,402)	(1,886)

Total TWC shareholders’ equity	7,917	17,164
Noncontrolling interests	4	1,110

Total equity	7,921	18,274

Total liabilities and equity	$42,772	$47,889

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(recast)		(recast)
	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,706	$2,636	$5,373	$5,239
High-speed data	1,123	1,032	2,224	2,026
Voice	471	397	922	763

Total Subscription	4,300	4,065	8,519	8,028
Advertising	174	233	319	430

Total revenues	4,474	4,298	8,838	8,458
Costs and expenses:
Costs of revenues(a)	2,120	2,018	4,247	4,025
Selling, general and administrative(a)	704	706	1,434	1,455
Depreciation	701	722	1,392	1,423
Amortization	62	65	119	130
Restructuring costs	7	4	50	6
(Gain) loss on sale of cable systems	(2)	45	(2)	45

Total costs and expenses	3,592	3,560	7,240	7,084

Operating Income	882	738	1,598	1,374
Interest expense, net	(336)	(219)	(626)	(418)
Other expense, net	(13)	(14)	(64)	(3)

Income before income taxes	533	505	908	953
Income tax provision	(216)	(200)	(407)	(382)

Net income	317	305	501	571
Less: Net income attributable to noncontrolling interests	(1)	(28)	(21)	(52)

Net income attributable to TWC	$316	$277	$480	$519

Net income attributable to TWC per common share:
Basic	$0.90	$0.85	$1.39	$1.59

Diluted	$0.89	$0.85	$1.39	$1.59

Average common shares outstanding:
Basic	352.3	325.6	345.7	325.6

Diluted	353.7	326.0	346.4	325.9

Special cash dividend declared and paid per share of common stock	$—	$—	$30.81	$—

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2009	2008
		(recast)
	(in millions)
OPERATING ACTIVITIES
Net income	$501	$571
Adjustments for noncash and nonoperating items:
Depreciation and amortization	1,511	1,553
Pretax (gain) loss on asset sales	(2)	36
Loss from equity investments, net of cash distributions	26	5
Deferred income taxes	335	376
Equity-based compensation	54	48
Changes in operating assets and liabilities, net of acquisitions:
Receivables	79	18
Accounts payable and other liabilities	111	(30)
Other changes	(44)	(42)

Cash provided by operating activities	2,571	2,535

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	17	(26)
Capital expenditures	(1,529)	(1,708)
Proceeds from asset sales	7	11

Cash used by investing activities	(1,505)	(1,723)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	—	(166)
Borrowings(b)	10,071	5,203
Repayments(b)	(5,177)	(2,145)
Debt issuance costs	(24)	(85)
Payment of special cash dividend	(10,856)	—
Other financing activities	(1)	(2)

Cash provided (used) by financing activities	(5,987)	2,805

Increase (decrease) in cash and equivalents	(4,921)	3,617
Cash and equivalents at beginning of period	5,449	232

Cash and equivalents at end of period	$528	$3,849

(a)	Borrowings (repayments), net, reflects borrowings under TWC’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.

TIME WARNER CABLE INC.
RECONCILIATION OF NON-GAAP AND OTHER FINANCIAL MEASURES
(Unaudited)
Reconciliation of Operating Income to
Adjusted Operating Income before Depreciation and Amortization less Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in millions)		(in millions)
Operating Income	$882	$738	$1,598	$1,374
Depreciation	701	722	1,392	1,423
Amortization	62	65	119	130

Operating Income before Depreciation and Amortization	1,645	1,525	3,109	2,927
Restructuring costs	7	4	50	6
(Gain) loss on sale of cable systems	(2)	45	(2)	45
Separation-related “make-up” equity award costs	2	—	2	—

Adjusted Operating Income before Depreciation and Amortization	1,652	1,574	3,159	2,978
Less: Capital Expenditures	(760)	(862)	(1,529)	(1,708)

Adjusted Operating Income before Depreciation and Amortization less Capital Expenditures	$892	$712	$1,630	$1,270

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and
Free Cash Flow per Diluted Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in millions)		(in millions)
Cash provided by operating activities	$1,430	$1,349	$2,571	$2,535
Less:
Capital expenditures	(760)	(862)	(1,529)	(1,708)
Cash paid for other intangible assets	(5)	(11)	(10)	(19)
Partnership distributions and principal payments on capital leases	(1)	(1)	(1)	(2)

Free Cash Flow	$664	$475	$1,031	$806

Free Cash Flow per diluted common share	$1.88	$1.46	$2.98	$2.47

Average diluted common shares outstanding	353.7	326.0	346.4	325.9

Reconciliation of Net Debt

	June 30,	December 31,
	2009	2008
	(in millions)
Long-term debt	$22,626	$17,727
Debt due within one year	—	1

Total debt	22,626	17,728
Less: Cash and equivalents	(528)	(5,449)

Net debt(a)	22,098	12,279
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred membership units issued by a subsidiary	$22,398	$12,579

(a)	Net debt is defined as total debt less cash and equivalents.

TIME WARNER CABLE INC.
NOTES TO FINANCIAL INFORMATION
(Unaudited)
1. CHANGES IN BASIS OF PRESENTATION
     Effective January 1, 2009, Time Warner Cable Inc. (the “Company” or “TWC”) adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FAS 160”). As provided for in FAS 160, the Company has recast the presentation of noncontrolling interests in the prior year financial statements so that they are comparable to those of 2009.
     On March 12, 2009, the Company implemented a reverse stock split of all outstanding and treasury shares of TWC Common Stock at a 1-for-3 ratio. The Company has recast the presentation of share and per share data in the prior year financial statements to reflect the reverse stock split.
     Certain other reclassifications have been made to the prior year financial information to conform to the June 30, 2009 presentation.
     During the first quarter of 2009, the Company revised its definition of Adjusted Operating Income before Depreciation and Amortization to exclude restructuring costs in addition to the previously excluded items. Additionally, the Company revised its definition of Free Cash Flow to deduct cash paid for other intangible assets. These revised definitions have been applied for all periods presented.
2. ITEMS AFFECTING COMPARABILITY
     The following items affected comparability for the three and six months ended June 30, 2009 and 2008 (in millions, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Restructuring costs	$(7)	$(4)	$(50)	$(6)
Equity award reimbursement obligation to Time Warner(a)	(6)	—	(8)	—
Investment gains (losses)	3	(8)	3	1
Gain (loss) on sale of cable systems(b)	2	(45)	2	(45)
Amortization adjustment(c)	2	—	13	—
Separation-related “make-up” equity award costs(d)	(2)	—	(2)	—
Separation-related costs(e)	(1)	(41)	(41)	(43)
Impairment of the Company’s investment in The Reserve Fund’s Primary Fund	—	—	(10)	—

Pretax impact	(9)	(98)	(93)	(93)
Income tax impact of the above items	2	35	30	32
Income tax impact of certain state tax law changes in California	—	—	(38)	—
Income attributable to noncontrolling interests impact on certain of the above items	—	4	1	3

After-tax impact	$(7)	$(59)	$(100)	$(58)

Impact per basic and diluted common share	$(0.02)	$(0.18)	$(0.29)	$(0.18)

(a)	Amounts represent the change in the equity award reimbursement obligation to Time Warner Inc. (“Time Warner”), which fluctuates primarily with the fair value and expected volatility of Time Warner common stock and is recorded in earnings in the period of change.
(b)	2009 amounts represent a gain related to the fourth quarter of 2008 sale of cable systems as a result of working capital adjustments. 2008 amounts represent a noncash impairment loss on the sale of cable systems.
(c)	Amounts represent adjustments to reduce excess amortization recorded in prior years.
(d)	As a result of the Company’s separation from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value. Amounts represent costs associated with TWC stock options and restricted stock units granted to its employees to offset these forfeitures and/or reduced values.
(e)	Amounts consist of direct transaction costs (e.g., legal and professional fees) and debt issuance costs. Direct transaction costs were $1 million and $10 million for the three months ended June 30, 2009 and 2008, respectively, and $28 million and $12 million for the six months ended June 30, 2009 and 2008, respectively. Debt issuance costs were $13 million for the six months ended June 30, 2009 and $31 million for both the three and six months ended June 30, 2008.